UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 13, 2006

Municipal Mortgage & Equity, LLC
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-11981	52-1449733
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

621 E Pratt Street, Suite 300, Baltimore, Maryland		21202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(443) 263-2900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Effective as of November 13, 2006, MMA Realty Capital Repurchase Subsidiary, LLC ("MRC-RS"), an indirect wholly owned subsidiary of Municipal Mortgage & Equity, LLC ("MuniMae"), entered into a Master Repurchase Agreement, dated as of November 13, 2006, and other ancillary agreements (collectively, the "Repurchase Facility"). The parties to the Repurchase Facility are MuniMae, MMA Realty Capital, LLC, an indirect wholly owned subsidiary of MuniMae ("MRC"), as the limited guarantor, MRC-RS, Wachovia Capital Markets, LLC, as the deal agent as agent for the purchaser and other related parties (the "Deal Agent") and Variable Funding Capital Company LLC, a commercial paper conduit, as the purchaser (the "Purchaser").
The Repurchase Facility provides for the Purchaser to purchase up to $300,000,000 of certain qualifying mortgage loan assets from MRC-RS, subject to, among other terms and conditions, MRC-RS’s obligation to repurchase such mortgage loan assets from the Purchaser. The Repurchase Facility replaces MRC-RS's existing $260,000,000 repurchase facility with Wachovia Bank, National Association. The Repurchase Facility provides that on May 13, 2007 the maximum amount of the Repurchase Facility shall be reduced from $300,000,000 to $200,000,000.
Each mortgage loan asset financed under the Repurchase Facility must be repurchased by MRC-RS from the Purchaser within 364 days of the sale of such asset to the Purchaser. MRC-RS will not be able to finance new assets under the Repurchase Facility subsequent to November 11, 2007, unless such date is extended. The Repurchase Facility will expire on November 6, 2009 at which time all mortgage loan assets sold under the facility must be repurchased by MRC-RS, unless such date is extended. The Repurchase Facility may terminate prior to such date upon the occurrence of an event of default or the termination of the liquidity facility supporting the Purchaser (described below).
The Repurchase Facility is supported by $100,000,000 of letters of credit provided by third parties. MuniMae and one of its subsidiaries have an obligation to reimburse the issuers of such letters of credit to the extent such letters of credit are drawn upon. The actual amount which the Deal Agent is permitted to draw under such letters of credit is based on the amount of assets funded under the Repurchase Facility at any given time. MRC and MuniMae further have an obligation to post up to $15,000,000 in cash collateral at any time that more than $200,000,000 is outstanding under the Repurchase Facility.
The Repurchase Facility provides for the Purchaser to receive a rate of interest with respect to each mortgage loan asset purchased, based on the rate at which Purchaser is able to obtain funds in the commercial paper market plus a spread based on the applicable collateral and factors related to the underlying asset.
The Repurchase Facility requires MuniMae to maintain a minimum consolidated tangible net worth, a maximum consolidated leverage ratio, minimum liquidity, a maximum consolidated senior indebtedness ratio, and a minimum consolidated interest and distributions coverage ratio, consistent with MuniMae’s other major credit facilities. The Repurchase Facility also requires MRC-RS to post additional collateral to the Deal Agent in the event that the value of the mortgage loan assets purchased by the Purchaser declines below certain thresholds.
The Repurchase Facility contains customary events of default for a repurchase facility including, among others, (a) the failure of MRC-RS to repurchase a mortgage loan asset at the time required, (b) the failure to pay the principal and interest received by MRC-RS for mortgage loan assets sold under the facility, (c) the failure to pay certain other amounts required to be paid under the facility, (d) breach of representations, warranties or covenants, (e) the insolvency of MuniMae, MRC-RS, certain other affiliates of Munimae or an issuer of a letter of credit supporting the facility, (f) failure to post required additional collateral and (g) the acceleration of certain other indebtedness. Upon the occurrence of such events, among other remedies, the Deal Agent may accelerate the repurchase date for the mortgage loan assets and terminate the Repurchase Facility.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the information set forth above under Item 1.01.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 Master Repurchase Agreement
Exhibit 10.2 Guaranty Agreement
Exhibit 10.3 Back-up Guaranty Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Municipal Mortgage & Equity, LLC

October 17, 2006	By:	/s/Anthony Mifsud

Name: Anthony Mifsud
Title: Senior Vice President

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Exhibit Index

Exhibit No.	Description

10.1	Master Repurchase Agreement
10.2	Guaranty Agreement
10.3	Back-up Guaranty Agreement